Atlanta, Georgia

June 8, 2007

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle's Inc. today reported financial results for the fiscal year ended March 31, 2007.

For the fiscal year ending 2007, the company reported a profit of $0.6 million or $0.12 per diluted share compared to a loss of $0.6 million or $(0.12) per diluted share for fiscal 2006. Fiscal 2007 results included the sale of the company’s minority interest in a joint venture, which generated a pretax profit of $18 million. Poultry sales for fiscal 2007 were basically unchanged correlated to a reduction in pounds marketed of 3.9% and an increase in average market price of 4.1%. The perceived threat of Avian Flu continued to be reflected in our markets both within our boarders and internationally. As a result, for the first nine months of this fiscal year our sales price per pound lagged behind fiscal 2006. However, in our fourth quarter markets improved considerably in response to industry wide production cut backs, increased export demand as flu threats subsided, and recognition of increased cost from corn demand associated with the energy sector. Cost of sales for poultry, excluding a one time $2.1 million asset valuation adjustment, increased 2.3% due primarily to higher energy costs and an increase in feed costs. Feed prices increased 9.3% for the year and in our fourth quarter were up 30.8% compared to the same quarter last year.

As a company we continue to focus on niche markets where we can react to our customer needs in a quick and efficient manner as we exploit our expertise in the deli and fast food arena.

Cagle's Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle

Chairman, CEO

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Cagle's Inc. and its management are forward looking statements. It is important to note that the actual results could differ materially from those projected. Factors that could cause actual results to differ materially from those project in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the Company’s poultry products; matters affecting the poultry industry in general, including fluctuations in the commodity prices of feed ingredients and chicken; contamination of our products leading to product liability claims and recalls; exposures to risks related to property damage and injuries to persons for which insurance is limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; trade barriers; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; and the impact of uncertainties of litigations as well as other risk factors

Cagle's, Inc. & Subsidiary
Consolidated Statements of Income
(In Thousands, except per share data)

	Twelve Months Ended
	March 31	April 1,
	2007	2006
Net Sales	$233,936	$237,266
Costs and Expenses:
Cost of Sales	232,290	227,136
Selling & Delivery and General & Administrative	8,667	7,314
General and Administrative	5,654	6,468
Other General Expenses	(63)	(929)
Total Costs and Expenses	246,548	239,989

Operating Income (Loss)	(12,612)	(2,723)

Other Income(Expense):
Interest Expense	(2,054)	(2,407)
Gain On Sale Of Unconsolidated Affiliate	18,323	-
Other Income, Net	358	309
Total Other Income (Expense),net	16,627	(2,098)

Equity In Earnings Of Unconsolidated Affiliates	1,317	3,957
Income Before Income Taxes	5,332	(864)

Income Taxes Provision	4,773	(290)
Net Income	$559	$(574)
Net Income Per Common Share	$0.12	$(0.12)

Cagle's Inc.
Condensed Consolidated Balance Sheet
(In Thousands)

ASSETS	March 31, 2007	April 1, 2006

Current Assets	$41,139	$33,519

Investments in Affiliates	-	8,740

Other Assets	3,607	9,493

Property, Plant, and Equipment (net)	39,273	43,452

TOTAL ASSETS	$84,019	$95,204

LIABILITIES & STOCKHOLDER'S EQUITY

Current Maturities of Long-term Debt	$2,098	$3,645
Trade Accounts Payable	13,581	14,516
Other Current Liabilities	6,519	5,942
Total Current Liabilities	22,198	24,103

Long-Term Debt	16,467	25,869

Other Non-current Liabilities	-	-

Total Stockholders Equity	45,354	45,232

TOTAL LIABILITIES & STOCKHOLDERS EQUITY	$84,019	$95,204